EXHIBIT 99



PRESS RELEASE                       FOR FURTHER           C. DEE HARKEY
FOR IMMEDIATE RELEASE               INFORMATION:          SECRETARY & PRINCIPAL
                                                          ACCOUNTING OFFICER
                                                          FVNB CORP.
                                                          (361) 572-6530


                                   FVNB CORP.
                       DIVIDEND AND EARNINGS ANNOUNCEMENT

VICTORIA, TEXAS - On July 20, 1999, the Board of Directors of FVNB Corp. declared a cash dividend of $.35 per share payable on August 12, 1999, to shareholders of record as of July 29, 1999. In September 1998, FVNB Corp. was organized as a bank holding company for First Victoria National Bank (the "Bank"). As a result of the reorganization, shareholders of the Bank became shareholders of FVNB Corp. Subsequently, in January 1999, FVNB Corp. completed the acquisition of CBOT Financial Corporation, the parent company of Citizens Bank of Texas, N.A. and CBOT Mortgage Company. FVNB Corp.'s consolidated net income and earnings per share for the first six months of 1999 were approximately $3,815,000 and $1.61, respectively. During the first six months of 1998, the Bank's net income and earnings per share were approximately $2,926,000 and $1.23, respectively. FVNB Corp.'s consolidated equity capital at June 30, 1999 was approximately $59.0 million compared to $59.5 million at December 31, 1998. FVNB Corp.'s equity capital ratio of 8.17% and risk-based capital ratio of 13.58% as of June 30, 1999 remain well in excess of regulatory requirements. FVNB Corp.'s total consolidated assets were approximately $611 million as of June 30, 1999 compared to $553 million as of December 31, 1998. FVNB Corp.'s consolidated deposits totaled approximately $500 million as of June 30, 1999 compared to $455 million as of December 31, 1998. ["Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of FVNB Corp. and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in the FVNB Corp. filings with the Securities Exchange Commission.]


                          Subsidiary Banks, Member FDIC


                                       5